Exhibit (h)(10)

                         EXPENSE LIMITATION UNDERTAKING

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105


                                                                  April 28, 2016


AB Variable Products Series Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

      AllianceBernstein L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by your AB Global Risk Allocation - Moderate Portfolio (the "Portfolio") (but not including (i) interest expense, (ii) taxes, (iii) extraordinary expenses, (iv) brokerage commissions and other transaction costs and (v) expenses associated with securities sold short) to be limited to 0.75% in the case of the Class A shares and 1.00% in the case of the Class B shares in each case of your aggregate average daily net assets (the "Limitation"). To determine the amount of the Portfolio's expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Portfolio (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Portfolio recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the Portfolio's current day (the "Allowable Expenses"). If the expenses of the Portfolio for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse the Portfolio accordingly.

      For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and shall remain in effect until the effective date of the next Post-Effective Amendment to the Portfolio's Registration Statement on Form N-1A (the "Registration Statement") incorporating the Portfolio's financial statements. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year periods unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period of our determination to modify or to terminate this Undertaking at the end of its then current period.

      We understand and intend that you will rely on this Undertaking in preparing and filing the Registration Statement with the Securities and Exchange Commission, in accruing the Portfolio 's expenses for purposes of calculating the Portfolio's net asset value per share and for other purposes and expressly permit you to do so.

                                                Very truly yours,

                                                ALLIANCEBERNSTEIN L.P.


                                                By: /s/ Stephen J. Laffey
                                                    ---------------------
                                                        Stephen J. Laffey
                                                        Vice President